EXHIBIT 99.1

FINAL TRANSCRIPT

May. 07. 2009 / 10:00AM ET, BEE - Q1 2009 Strategic Hotels and Resorts Earnings Conference Call

Operator

Good day, ladies and gentlemen and welcome to the first quarter 2009 Strategic Hotels and Resorts earnings conference call. My name is Carol and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We’ll be facilitating a question and answer session towards the end of this conference. (Operator Instructions) As a reminder, ladies and gentlemen, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Ryan Bowie, Vice President and Treasurer. Sir, you may begin.

Ryan Bowie - Strategic Hotels and Resorts - VP & Treasurer

Thank you and good morning everybody. Welcome to Strategic Hotels and Resorts first quarter 2009 earnings conference call. Our press release and supplemental financials were distributed yesterday and on Tuesday of this week a shareholder letter was released which we encourage everyone to read. All is available at the Company’s website at strategichotels.com within the investor relations section. We are also hosting a live webcast of today’s call which can be accessed from the same section of the site and a replay of today’s call will be available for one month.

Before we get under way, I would like to say this conference call will contain forward looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the market and industry which the Company operates, in addition to management’s beliefs and assumptions. Forward looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with (inaudible) requirements.

I would also like to introduce the members of the management here with me today — Laurence Geller, President and Chief Executive Officer and Jim Mead, Executive Vice President and Chief Financial Officer.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Thank you, Ryan, and good morning everybody. Welcome to our first quarter 2009 earnings conference call. The overall economic slow down combined with a heightened sensitivity about spending in high end hotels continues to significantly impact our portfolio results today.

During the first quarter, we lost $0.15 FFO per share on EBITDA of $22.8 million. And we have seen the financial impact to our portfolio, most acutely in the higher end demand segments with group meeting activity at our resorts down 36% during the quarter in comparison to just over 13% in our urban hotels. And our premium transient room nights representing 8% of our total room nights were down almost 40%. This has been anticipated given the levels of strident rhetoric from populous policy makers and others to restrain what has been advertised as extravagant corporate spending. However, the macro measures we focus on, such as consumer confidence, business activity, stock market indices, housing activity, real estate lending spreads and oil prices have been stable — all have improved over the last several months.

For example, over the past four to six weeks, we’ve seen evidence of marginal week on week improvements in call volumes at our reservation centers, although they’re at levels significantly off from last year. The general sentiment is that the situation is beginning to stabilize and our hotels report customers are feeling better about the future. It appears that most of our group cancellations are now behind us with pace for 2010 running at 14% off the near peak market levels of 2007.

So while we’re not confident in our sense of the overall economy to know whether these green shoots represent a sustainable trend or simply a short-term bounce, and obviously we can’t call the bottom yet, we do fully expect bumps in the road ahead, such as the one we just have suffered with the near term impact of the flu outbreak in Mexico. And whereas their overall signals in the environment that give us some hope that things have stabilized at least for the time being with the VIX index, the fear index, now at it’s lowest level since the Lehman announcement. We’re planning for all contingencies and maintain our ability to react quickly and flexibly to changing and evolving circumstances.

Let me comment on the Mexico situation. As you know, we have two hotels in Mexico. The Four Seasons in Mexico City and the Four Seasons in Punta Mita which combined accounted about 13% of our 2008 EBITDA. The flu outbreak in Mexico and the Mexican’s government controversial decision to close businesses in Mexico City for five days from May 1st to May 5th have had a severe impact on our Mexico City

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May. 07. 2009 / 10:00AM ET, BEE - Q1 2009 Strategic Hotels and Resorts Earnings Conference Call

hotel. We’re still open, however, occupancy during this period is low and all of the outlets that serve non-hotel guests were closed by government mandate, although some are now being allowed to reopen, albeit with stringent, and often very hard to understand, restrictions.

It’s currently our belief that once this situation is past — and many are telling us to anticipate the most severe impact to our business for the full month of May — business will resume building back to a normal pace since Mexico City is the main government and financial center of the country and our property remains the clear first choice for high end clientele. Our Four Seasons resort in Punta Mita as well has suffered occupancy losses that will continue for more extended periods as travelers to the hotel who typically book months in advance choose alternative destinations. I should note, however, that during the past few days, our call volume at the property has significantly increased and we’re seeing firm reservations being made for June onwards. However, the high season for the hotel, that’s when we earn 70% of the resorts’ EBITDA, runs from November through April and we remain hopeful that our late year business will take place as anticipated.

As we have been doing for the past few quarters, let me give you an update on our progress on the key strategic initiatives against which we’re measuring our progress for the year. Our revenue strategies continue to show results and our RevPAR performance continues to outperform the luxury Smith Travel indices for the first quarter with the monthly trend line delta continuing to show significant improvement. We continue to work with our brands on innovative and aggressive measures to add market share, despite the declining environment. For example, one of our latest initiatives which will be unveiled soon is a web engine designed to direct travelers to our properties based on types of desired activities. This is a unique and unusual experiment which we will be testing outside of our branded operators’ reservation systems in order to highlight our collection of hotels and resorts.

Our asset managers have been doing an outstanding job in working with our branded operators to reduce costs through a redesign of the fundamental approaches to our business. We’ve taken costs out of every operating element and cost center. The GOP margin decline of 560 basis points is a great result considering the 23% decline in total revenues during the quarter which were driven by an ADR drop of 11%, which as you are aware, has the highest impact on margin reduction. Every measure hit our internal targets.

Productivity at the hotels, for example, improved dramatically with total hours worked per occupied room down 7% and total aggregate hours worked down 21%. Variable and fixed costs were contained throughout. And we’re confident we can sustain these levels of reductions as we move through the rest of the year. As a result, we feel we have implemented systemic changes to our property’s operating models, which, as demand increases, will lead to significantly higher flow through and profit margins.

Our corporate general and administrative costs are now at a run rate 22% below our levels for 2007. During the quarter, we accelerated the vesting of restricted stock for our employees, which eliminates the large legacy cost of that program and importantly motivated our employees who were working harder than ever with far fewer people and received no bonuses this year for their 2008 performance. Although the one-time accounting cost of that acceleration was $3.6 million, at market, the aggregate benefit to our employees was only $260,000. This action permits us to better reflect the actual cost of compensation in our numbers going forward. Our estimate for this year’s G&A has not changed, excluding this charge, and remains between $23 million and $24 million, while we’re working on reducing the annual run rate even further.

Owner funded capital expenditures have been limited to what’s necessary. We have no obligations to spend significant capital on properties going forward and our portfolio is not only in good, if not, outstanding physical condition as a result of the programs completed in prior periods, but importantly it’s well positioned to compete in each individual market. As we have done during past downturns, spending from our FF&E reserves is being minimized through our rigorous controls and we expect the total spend will be far less than the reserve allocation at each hotel.

As we reported previously, our line of credit amendment closed during this quarter and gives us substantial runway during what we think will be the worst of this recession. Since we have no maturing debt until 2011, importantly, we have time to seek activities to reserve against any future capital structure needs. Amongst the options we continue to pursue is raising equity through an aggressive and discipline process to sell hotels. Despite markets which are amongst the most challenging I personally have ever seen, we believe we have quality hotels that will attract buyers, if they’re out there, at better relative pricing than others with more commoditized property.

Now I’ll turn the call over to Jim for some details on the quarter.

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

Thank you, Laurence, and good morning everyone. Our operating results for the quarter continue to reflect conditions consistent with a weak and volatile operating environment.

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May. 07. 2009 / 10:00AM ET, BEE - Q1 2009 Strategic Hotels and Resorts Earnings Conference Call

North American RevPAR was down 24.1% driven by a 10.1 percentage point drop in occupancy and 11.1% decline in average rate. Booking trends show a continued shift in the mix of our business, especially in the transient segment where premium occupied room nights declined 37% from last year’s first quarter while discount rooms increased 17% as a result of far more rooms being booked through discounted channels and the roll out of several new booking incentive programs.

On the group side, room nights were down 22% driven by a falloff of corporate groups. The luxury trend was most evident at our two Ritz-Carltons, which have regrettably become today’s poster child of corporate meetings excess, and at our Fairmont Scottsdale hotel. Results at the two Ritzs rely on mid-week group meetings business. We were down 45% in group meetings at Half Moon Bay and 28% at Laguna Niguel. The Fairmont Scottsdale which had a 36% RevPAR decline during the quarter lost a 9,500 room night financial institution meeting. Non-rooms revenue was down 22% in the quarter, largely as a result of the loss of group activity.

On the positive note, as expected, our Four Seasons in Washington, D.C. had a strong quarter buoyed by the lift from the presidential inauguration and completion of the hotel renovation, the addition of 11 new rooms and a Michael Mina restaurant in mid-January. During the week of inauguration, we were sold out at an average rate of $1,482 and our new royal suite has been a tremendous success with occupancy around 35% at a $9,000 average rate, far exceeding our underwriting for that project.

Turning to costs, total North American property payroll and related expenses were reduced 16% and there were 1,340 fewer full-time equivalents than last year. Our food purchasing programs continue to show results. Despite the drop in banquet business, we further reduced the cost of sales for food by 50 basis points over last year. For the quarter, our North American gross operating and profit margins declined 560 basis points and 630 basis points to EBITDA against a 23% decline in total revenue. The ratio of EBITDA percentage loss to revenue percentage loss was approximately 1.8, or slightly better than the two times we generally target.

Our European portfolio RevPAR declined 14.4% measured in constant dollars. The results were impacted by our rooms renovation at our Marriott Champs Elysees in Paris which is being funded from the FF&E reserve and caused displacement of approximately 500,000 Euros in hotel EBITDA. Excluding the Renaissance Le Parc which was out of service for rebranding a year ago, margin declines in Europe were held to 60 basis points and European EBITDA declined only 12.1% in constant dollars as our team had great success in executing cost reduction there as well. Foreign exchange changes during the year, however, worked against our US dollar results. So in US dollars, RevPAR declined 29.4%, driving an EBITDA decline of 28%.

We continue to have insufficient visibility to provide reliable guidance. As we look into the second quarter, our financial forecasts are tracking consistently with the reported first quarter results with the exception of the impact of the flu outbreak in Mexico. It is still too early to quantify the loss of business from this event, although there will certainly be disruption and a cost to the second quarter results. Both of our Mexican hotels remain open, our contingency plans allowed us to react quickly and costs were well contained. Punta Mita has lost some of its summer bookings which is the seasonally slow period for the hotel. There were few corporate meetings scheduled during May in Mexico City and we have had no cancellations in social events and local catering business. All of the meetings that have been affected in Punta Mita are being rescheduled for later in the year or 2010. It is interesting to note, that we were not aware of any of our Four Seasons employees contracting the flu and are informed that there have been no reported cases of flu in Puerto Vallarta, the closest city to Punta Mita.

In our last earnings report, we noted that the — in February we completed the amendment to our line of credit facility in which we lowered our minimum corporate fixed charge covenant to 0.9 times coverage. In the recently completed first quarter, we achieved a 1.57 times fixed charge coverage. We currently have $296 million outstanding on our $400 million line of credit and have corporate cash on hand of approximately $40 million, which gives us about $140 million in available liquidity and we have no debt maturities until 2011.

Thank you, and, operator, let’s take some questions.

QUESTION AND ANSWER

Operator

Thank you, gentlemen. (Operator Instructions) Your first question comes to you from the line of Smedes Rose of Keefe, Bruyette & Woods. Please proceed.

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May. 07. 2009 / 10:00AM ET, BEE - Q1 2009 Strategic Hotels and Resorts Earnings Conference Call

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Hi, good morning. Could you talk a little bit about asset sales. I guess you have the Fairmont in Chicago on the market. Is that the first asset you’ve formally listed or what is your thinking along those lines?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Good morning, Smedes.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Good morning.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I can confirm that we have listed the Fairmont Chicago. And one comment on the press reports on the pricing. We have listed that and are in the process of marketing other hotels sometimes through different channels and less public channels and we are working on all, as I mentioned on the last call, we’re working on leaving no stone unturned as we do believe we have some properties that can raise exceptional amount of equity, very efficiently priced equity in this market.

However, let me go back in — the Fairmont hotel is the one that’s been publicly written about as being listed.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. Thank you.

Operator

(Operator Instructions) Your next question comes to you from the line of Andy Wittmann of Robert W. Baird. Please proceed.

Andy Wittmann - Robert W. Baird - Analyst

Hi, guys. Excuse me. To clarify the G&A, the acceleration of the stock benefits, with the $3.6 million hit to first quarter, that theoretically should decrease the G&A for the rest of the year. Can you just talk about the fact that you said it was going to be about flat with your previous estimates. Is there something else going on there that we should be aware of?

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

No. Let me go back and make sure we’re clear.

The $3.6 million was an additional charge to G&A in the first quarter which cost about $0.05 a share. And the actual cost to the Company at market for those shares was only about $260,000. So the accounting entry was $3.6 million.

Excluding that $3.6 million, we anticipate that our G&A — although we’re working on our G&A to try to get it lower — we anticipate the G&A range to be between $23 million and $24 million. So at the end of the year, you will see a number somewhere between $26.6 million and $27.6 million in total for G&A.

Andy Wittmann - Robert W. Baird - Analyst

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May. 07. 2009 / 10:00AM ET, BEE - Q1 2009 Strategic Hotels and Resorts Earnings Conference Call

Okay. I see. So the — basically the amortization charge that was being charged at a much higher stock price probably in the $20 range has now been effectively eliminated. So for second, third and fourth quarters any stock grants that are given will be at recognizing shares at the $1 to $2 stock price then?

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

That’s correct.

Andy Wittmann - Robert W. Baird - Analyst

Okay. Thanks for the clarification.

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

Yes.

Operator

Gentleman, your next question comes to you from the line [Rashat Shakai] of Newbrook. Please proceed.

Rashat Shakai - Newbrook - Analyst

I had a very quick question on your commentary on the press release that talked about the efficiently priced equity. Can you elaborate on that, please?

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

I understand that there was an interpretation that came back that I think meant something different than was intended in the quote. We believe that sale of hotels provides the most sufficiently priced equity option for us and I think the quote was intended to say that’s what we were seeking.

Rashat Shakai - Newbrook - Analyst

Is there any other avenues of capitals you guys will consider or are looking at?

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

I think we would not want to discuss any of the ongoing activities that we’re looking at, only to comment that at $1 a share the common equity offering would be unlikely and impractical for the Company.

Rashat Shakai - Newbrook - Analyst

Okay. And what’s an exceptional amount of equity?

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

Sorry?

Rashat Shakai - Newbrook - Analyst

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May. 07. 2009 / 10:00AM ET, BEE - Q1 2009 Strategic Hotels and Resorts Earnings Conference Call

There was a comment about exceptional amount of the — are you referring to equity at the property level when you guys mention equity?

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

Yes.

Rashat Shakai - Newbrook - Analyst

And can you talk a little bit about that — not individual properties but overall — can you give us a flavor on how much equity you think there is in these hotels.

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

No. We won’t comment on that only to say that we believe that the process that we’re in will release a sufficient equity to demonstrate that to you in the future.

Rashat Shakai - Newbrook - Analyst

Okay. With regards to the asset of hotel sales, who would the buyers be, more likely strategic or financial?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Probably both. There are very unusual pool of buyers for our assets. Each one is somewhat tailor made products for each of the buying groups. We still see some financial buyers out there.

We see a number of individual families, individual buyers, foreign institutions, certain sovereign wealth funds still coming into this. And we try and tailor the sales process to seek out these buyers on an individual basis.

It is clearly a very thin market. It is clearly very credit constrained out there and it is not evident we will manage to close on any transactions, because this is the most unusual market I have seen leading to the most inefficient market for dispositions that we can imagine. However, as we have said previously, and I mentioned this morning, we are aggressive and very thoughtfully and thoroughly leaving no stone unturned in an ability to release what we believe is the most efficient equity for this Company.

Rashat Shakai - Newbrook - Analyst

Okay. And, finally, can you talk about equity raise, the discussion in the last month given what’s happened in the equity market and the stock prices from other REIT stocks.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I’m sorry, would you repeat that?

Rashat Shakai - Newbrook - Analyst

Do you guys think in the last month given the pickup in the stock market, would you guys benefit from that? Speaking to your buyers, have you seen more interest in the last month?

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

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May. 07. 2009 / 10:00AM ET, BEE - Q1 2009 Strategic Hotels and Resorts Earnings Conference Call

Oh, I see. On the buyers side.

Rashat Shakai - Newbrook - Analyst

Yes.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

No, I don’t think so. I don’t think there has been an increase in buyers as a result of the stock market pickup. We have seen groups that are now starting to come into the market over the last 60 days to 90 days that we had not seen previously or heard about ready to come into the market. And these are from all over the world. Not merely the United States.

They are very — each of these groups have their own targets and own specialists. And as I mentioned, we try and tailor to see if we have a product to fit the need of these groups. Some of them are distressed buyers, some of them are long-term hold buyers and we just keep going through the process one at a time.

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

I will say that — just making an observation, the real estate — the contraction of the real estate lending spreads generally is a positive indicator for a sales process. And we’re not seeing the direct results of that yet. But it ultimately will have to affect the availability of capital to buy assets.

Rashat Shakai - Newbrook - Analyst

Okay.

Operator

Thank you, sir. (Operator Instructions) The next question comes from the line of Bill Crow from Raymond James. Please proceed.

Bill Crow - Raymond James - Analyst

Good morning, guys . First question, I appreciate the debt detail in the package. I’m looking at the debt by asset. Can you remind me which five assets were used to securitize.

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

Sure. It’s the three Four Seasons hotels — the Four Seasons Washington, D.C., Mexico City, and Punta Mita, the Ritz-Carlton Laguna Niguel and the Marriott Lincolnshire.

Bill Crow - Raymond James - Analyst

And that would be the extent of your — that would be all of the — those are the only assets that are encumbered, right? You have one or two left that are not encumbered? Is that fair?

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

The only asset that is unencumbered by debt in the portfolio now is the Renaissance Le Parc hotel in Paris.

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May. 07. 2009 / 10:00AM ET, BEE - Q1 2009 Strategic Hotels and Resorts Earnings Conference Call

Bill Crow - Raymond James - Analyst

As you look across the portfolio and the value of the assets that you see there versus the individual debt, do you envision a scenario where you might give back an asset to the lender just where the value is not there anymore? Conditions have changed or whatnot.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Hi, Bill. This is Laurence.

Bill Crow - Raymond James - Analyst

Hi, Laurence.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Your question is twofold. At this point in time, there are no assets that would fit into that category. Let me however state our corporate philosophy.

We have most of our assets — other than the five on the line — are non-recourse. We bargained for non-recourse . We paid the price for non-recourse in terms of costs, up front fees and percentage of proceeds. We view non-recourse as exactly that.

And we will have no sensitivity of going back to the lenders if we cannot renegotiate loans were we to fall into straits that would mandate it in either giving back the property or renegotiating. Non-recourse was bargained for specifically for such circumstances.

Bill Crow - Raymond James - Analyst

Great. I appreciate the answer. Thank you.

Operator

Gentleman, your next question comes as a follow-up question from Rashat Shakai of Newbrook. Please go ahead.

Rashat Shakai - Newbrook - Analyst

I have one more quick follow-up question. How much equity value do you think is in the hotels above the property specific debt cumulatively or how should we think of that?

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

We don’t disclose any type of estimates for our internal valuation or any other external valuations we’ve gotten on our properties. So I think that you would have to just — you would have to take a look at the cash flows from last year and make your own assessment.

I think it’s fair to say, though, that when you’re thinking about per key valuations and also the valuation of the assets, for the most part every one of our assets generate per key a substantial amount of cash flow compared to what you might think of our peer companies in the public markets.

So per key evaluations would likely be vastly different than our peers. And as well because of the uniqueness of the locations, things like ocean-front properties, where the real estate itself is special as an underpinning of the value. I think that would be a big consideration also in the valuation of our assets.

Rashat Shakai - Newbrook - Analyst

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May. 07. 2009 / 10:00AM ET, BEE - Q1 2009 Strategic Hotels and Resorts Earnings Conference Call

Okay. Thank you. The reason I ask is because it seems like if you think the substantial amount of equity value in the hotels cumulatively the stock market clearly is not giving you the credit for that.

Jim Mead - Strategic Hotels and Resorts - EVP and CFO

That’s very true. I agree with your observation. And I’ll tell you, management feels strongly that these assets are worth a considerable amount of money. And to pinpoint a point in time and say — look at the liquidation values is the incorrect way to look at portfolio hotels.

Rashat Shakai - Newbrook - Analyst

Okay. Thank you.

Operator

(Operator Instructions) Okay, gentleman. At this time we do not have any further questions for you. I’m going to turn it back to you, Mr. Geller for your closing remarks.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Thank you. Thank you, everybody, for your time and attention. We look forward to speaking to you at the end of this current quarter at which time we can only hope the economy continues to show the early signs of improvements we’re seeing and we can see into the near-term future with more clarity than is possible today. I look forward to speaking to you soon and wish everybody well.

Operator

Thank you, sir. Ladies and gentlemen, this concludes your presentation. You may now disconnect. Have a good day.